CFN Media 90-day Financial Media, Investor Awareness & Brand Campaign Agreement for NTFU

This Service Agreement (“Agreement”) is made and entered into this _5_th_ day of December 2016 (“Effective Date”), by and between Emerging Growth, LLC doing business as TDM Financial (“TDMFinancial” or “TDMF”), owners of CFN Media (“CFN Media”), and Nutrafuels, Inc. (“Client”). TDMFinancial (“CFN Media”) and Client may hereinafter be referred to as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, TDMFinancial is in the business of providing marketing solutions and strategies and other Services (as such term is defined below);

WHEREAS, Client wishes to engage TDMFinancial to provide the Services subject to the terms and conditions of this Agreement; and

WHEREAS, TDMFinancial is willing to provide such Services to Client subject to the terms and conditions of this Agreement;

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

A.

SERVICES: Commencing with the Effective Date hereof and continuing throughout the Term per paragraph F. of this agreement, TDM Financial agrees to provide the following services to the Client (collectively, the “Services”):

Service Elements

•

Original Article Coverage – The CFN Media journalist team will write six (6) 500 to 1,000-word feature length articles, two (2) each month of this agreement, that incorporates existing digital content (i.e. photos, images, video). Articles are designed to educate investors on Client’s value proposition using publicly disclosed information with respect to industry peers. Client will review and approve articles.

•

Articles Syndication – Client articles, coupled with a press release announcing the article, will be syndicated across all CFN Media’s premium publisher channels, including major financial outlets, portals, and trading platforms in the

US and Canada like Yahoo! Finance, MarketWatch, Bloomberg, and QuoteMedia to reach a targeted cannabis investor audience.

•

Subscriber Email Distribution –CFN Media will design and send one (1) email creative each month, based on both articles that are published each month of this agreement, to 50,000 active double opt-in cannabis investors, consumers who subscribe to SECFilings.com and CannabisFN.com.

•

Network Placement of Articles – Client articles will be placed on CFN Media’s network of cannabis industry leading financial sites, including CannabisFN.com, SECFilings.com, Hemp Business Journal, Potnetwork, and remain on a dedicated client profile page on CannabisFN.com for a minimum of thirty (30) days beyond the term of this agreement.

•

Repurpose Press Releases – CFN Media will repurpose Client’s material news releases, each month of this agreement, into top stories that are published on CannabisFN.com and SECFilings.com

•

Reporting – The CFN Media team will provide Client a monthly and final tracking report which will include audience reach, viewing, and engagement metrics of our original distributed content.

B.

Client Disclosure: In connection with TDMFinancial’s activities on the Client’s behalf, the Client will cooperate with TDMFinancial and will furnish TDMFinancial with all information and data concerning the Client (the “Information”) which TDMFinancial deems appropriate. The Client represents and warrants that all Information made available to TDMFinancial by the Client will, at all times during the period of engagement of TDMFinancial hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Client further represents and warrants that any projections provided by it to TDMFinancial will have been prepared in good faith and will be based upon assumptions, which, in light of the circumstances under which they are made, are reasonable. The Client acknowledges and agrees that, in rendering its services hereunder; TDMFinancial will be using and relying on the Information without independent verification thereof by TDMFinancial or independent appraisal by TDMFinancial of any of the Client’s assets. TDMFinancial does not assume responsibility for any information regarding the Client. Finally, Client acknowledges and agrees in deciding to engage TDMFinancial that they have not relied upon any statements or written documents by TDMFinancial or any third party as to the possible results of this program.

C.

Content Ownership: The produced content under this agreement will be the sole property of the Client.

D.

Creative Approval and Ownership: Our designers and developers will need regular and prompt access to the Client’s design team to help with and to approve the design elements that this campaign produces. All materials created for this specific campaign will be the sole property of Client.

E.

Payment Terms: In consideration for the Services provided by TDM Financial, Client will make three (3) cash payments, during the full term of this agreement, to

TDM Financial totaling Fifteen Thousand Dollars ($15,000.00). Payments will follow this schedule:

$5,000

due upon signing of agreement (effective date)

$5,000

due upon invoice issued 30-days after effective date

$5,000

due upon invoice issued 60-days after effective date

F.

Term and Termination: The term of the Services outlined in paragraph A. per Agreement shall commence on the Effective Date set forth above and shall remain in effect for a period of ninety (90) days thereafter. Either Party shall be entitled to terminate this agreement immediately by notice to the other party, in the event of the following:

a.

If the other Party breaches any material provision hereof and does not cure such breach within ten (10) days of receipt of notice thereof from the other party; or

b.

If the other Party becomes bankrupt, is placed into the hands of a trustee, receiver, or manager on behalf of creditors as to the whole or a substantial part of its business, makes an assignment for the benefit of creditors, or ceases to carry on business.

G.

Acceptance: TDMFinancial reserves the rights, in its sole discretion and without liability, to reject, omit or exclude any third party creative content for any or no reason at any time, with or without notice to the Client and regardless of whether such content was previously accepted or published. It is TDMFinancial’s policy not to accept content, or content linked to pages, that contain material that is, in TDMFinancial’s sole discretion, obscene or pornographic, encourages criminal behavior, violates normal standards of fairness and good taste, is detrimental to the public interest, or is otherwise inappropriate or incompatible with TDMFinancial. TDMFinancial is the final judge as to these terms and the application of this policy.

H.

Indemnification: In addition to any other rights or remedies that TDMFinancial may have at law or in equity, Client agrees to save, defend, indemnify and hold TDMFinancial and its officers, directors and agents harmless against any expense or loss by reason of any claim arising out of or in connection with this Agreement, including without limitation any damages resulting from online publication and display of the content regardless of any actual or constructive knowledge thereof.

I.

Reporting: TDMFinancial shall make available in writing or electronically a final campaign report, which will include impressions, clicks and yield percentages.

J.

Invoices: Subsequent payments to the initial payment, which is due upon signing (effective date), are due upon receipt of invoice.

K.

Limitation on Liability: In no event will TDMFinancial or its directors, officers, employees, shareholders, affiliates, or agents be liable for special, indirect, incidental,

consequential or reliance damages, including but not limited to, loss of data, loss of use, or loss of profits arising hereunder or from the provision of service, however caused, whether for breach of contract, or under any other legal theory, whether foreseeable or not, and notwithstanding the failure of essential purpose of any limited remedy. Client agrees that these limitations of liability are reasonable and are agreed allocations of risk and are reflected in the fees agreed upon by the Parties.

TDMFinancial shall not be liable for any costs arising from the failure to display content, delays in delivery and/ or non-delivery in the event of network difficulties or electronic malfunction affecting production or delivery in any manner. TDMFinancial is not liable for errors in content or omissions in any creative or content materials provided by Client. TDMFinancial’s total liability arising out of this agreement or the services provided hereunder, whether based on contract, tort or otherwise, will not exceed the lesser of (1) the amount paid to TDMFinancial for the services rendered within the term of this agreement (see section A.) on Client's or Agent’s behalf or (2)

$10,000.

L.

TDM Financial Warranties and Representations: Except as otherwise described in this Agreement, TDMFinancial disclaims all warranties and representations of any kind, whether expressed or implied. TDMFinancial makes no representations or warranties to Client that the performance of its services and its other actions under this Agreement will produce any level of profit or business or that any defined action will lead to further economic benefit for Client.

M.

Force Majeure: TDMFinancial is not liable for delays in delivery and/or non- delivery in the event of an Act-of-God, action by any government or quasi- governmental entity, fire, flood, insurrection, riot, explosion, embargo, strikes whether legal or illegal, labor or material shortage, transportation interruption of any kind, work slow-down or any condition beyond the control of TDMFinancial affecting production or delivery in any manner.

N.

Confidentiality: The term "Confidential Information" will mean any confidential, nonpublic or proprietary information concerning each Party’s products and services including information concerning each Party’s partnerships, marketing plans or strategies, technology, customer or contact lists, relationships with third-party companies or any other information in which the Parties should reasonably know is confidential or proprietary. Each Party covenants and agrees that they will not disclose Confidential Information to any third party (except parents, affiliates or subsidiaries with a reasonable need to know provided each parent, affiliate, or subsidiary agrees to be bound by this provision prior to disclosure), copy, use or modify Confidential Information received from the disclosing party for any purpose not authorized by the disclosing Party. This covenant shall be enforceable during the term of this Agreement and shall continue to remain enforceable after the termination of this Agreement for a period of 2 years.

O.

Dispute Resolution: If any dispute arises under this Agreement, the Parties agree to first try to resolve the dispute with the help of a mutually agreed upon mediator in the following location: State of California, Los Angeles County.  Any costs and fees other than attorneys’ fees associated with the mediation shall be shared equally by the parties. If it proves impossible to arrive at a mutually satisfactory solution through mediation, the Parties agree to submit the dispute to binding arbitration in the following location: State of California, Los Angeles County. The Parties agree that the binding arbitration will be conducted under the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court with proper jurisdiction. Notwithstanding anything to the contrary contained herein, if Client does not make all payments described in paragraph E hereof, the Parties agree that TDMFinancial may elect to resolve any nonpayment dispute by submission to a court located in the State of California, Los Angeles County. If any litigation or arbitration is absolutely necessary to enforce this Agreement or the terms thereof, the prevailing Party shall be entitled to reimbursement by the other Party for reasonable attorneys’ fees, costs and expenses. This Agreement will be governed by the laws of the State of California.

P.

No Assignment: Neither Party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other Party; provided, however, that a successor in interest by merger, by operation of law, assignment, purchase or otherwise of all or substantially all the business of a Party (For purposes of this section, Accelerize Financial or the Online Marketing Services division of TDMFinancial is considered “the business”) may acquire its rights and obligations hereunder. Any prohibited assignment shall be null and void.

Q.

Severability: If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall remain in full force and effect and shall in no way be affected or invalidated.

R.

Entire Agreement; Modification: This constitutes the entire agreement between the parties and supersedes any prior or inconsistent agreements, negotiations, representations and promises, written or oral, regarding the subject matter. No modification, course of conduct, amendment, supplement to or waiver of this Agreement or any provisions hereof shall be binding upon the parties unless made in writing and duly signed by both parties. Conditions, other than rates, are subject to change by TDMFinancial without notice. No conditions other than those set forth herein and in the Insertion Order shall be binding on TDMFinancial unless specifically agreed to in writing by TDMFinancial. TDMFinancial will not be bound by conditions printed or appearing on order blanks or copy instructions which conflict with the provisions set forth herein and in the Insertion Order.

S.

Agreement in Counterparts: This agreement may be signed by Client and TDMFinancial in counterparts, and facsimile signatures shall have the same force and effect as an original signature.

The Parties hereby acknowledge that they have read and understand this Agreement, and its Exhibits, Schedules, and Addenda if any, as attached hereto and incorporated by reference, and agree to be bound by all the provisions, terms, and conditions as specified herein.

In witness whereof, and intending to be legally bound, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Nutrafuels, Inc.

CFN Media

/s/ Edgar Ward

/s/

Authorized Signature

Authorized Signature

_E_d_g_a_r_Wa_rd

Printed Name

Printed Name

_C_E_O

 _D_e_c_e_m_b_e_r_5_th 2016

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Date

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